410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Second Highest Quarterly Earnings in History

CHICAGO-(December 8, 2025) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2026.

	First Quarter
(in thousands, except per share amounts)	Ended October 31,
	2025	2024	Change
Consolidated Results
Net Sales	$120,486	$127,945	(6)%
Income from Operations *	$16,954	$21,190	(20)%
Net Income	$15,456	$16,376	(6)%
EBITDA †	$23,641	$26,167	(10)%
Diluted EPS - Common ‡	$1.06	$1.13	(6)%
Business to Business
Net Sales	$44,286	$48,415	(9)%
Segment Operating Income	$13,634	$17,110	(20)%
Retail and Wholesale
Net Sales	$76,200	$79,530	(4)%
Segment Operating Income	$12,399	$13,377	(7)%
* Comprised of Consolidated Operating Income less unallocated corporate expenses.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
‡ Prior year per share figures have been updated to reflect the 2-for-1 stock-split in January 2025.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “As expected, our strong results for the first quarter of fiscal year 2026 were measured against last year’s record performance, creating challenging year-over-year comparisons. Even so, we delivered the second highest quarterly gross profit and net income results in our Company’s history, reflecting the underlying strength and momentum of our business. We continued to execute our growth strategies with discipline, advanced key initiatives across our product portfolio, invested in opportunities that support long-term growth, and returned value to shareholders, all while generating substantial cash. With these fundamentals in place, we remain focused on the sustained expansion of our business in the future.”

Consolidated Results
Consolidated net sales for the first quarter of fiscal 2026 were $120.5 million, down 6% from the prior year period. This decline was driven by reduced volumes, particularly in the fluids purification and cat litter businesses, following last year’s record quarter. However, the Company achieved all-time high net sales from its agricultural products and reported increased revenues from its co-packaging cat litter business, compared to the prior year.

Consolidated gross profit for the first quarter of fiscal year 2026 was $35.5 million, or a 13% decline from the prior year. Lower volumes combined with a 3% increase in domestic cost of goods sold per ton drove this decrease. Gross margins were 29.5% in the first quarter of fiscal year 2026 compared to 31.9% in the same period in fiscal year 2025. Despite this year-over-year decline, first quarter of fiscal 2026 gross margins were higher than the last two consecutive quarters.

Selling, general and administrative (“SGA”) expenses were $18.5 million during the first quarter of fiscal 2026 compared to $19.6 million for the same period last year. This $1.1 million, or 5%, decline was driven by decreased bad debt expense, a lower corporate bonus accrual, and a foreign value-added tax assessment recorded in the first quarter of fiscal year 2025.

Consolidated income from operations was $17.0 million in the first quarter of fiscal year 2026, demonstrating sequential growth of 8% over the fourth quarter of fiscal year 2025, while reflecting a 20% decrease compared to the first quarter of last year. Lower sales combined with higher per ton cost of goods sold were partially offset by decreased SG&A expenses.

First quarter of fiscal year 2026 EBITDA totaled $23.6 million, a 10% decrease versus the same period last year, but showing solid sequential improvement of 11% compared to the fourth quarter of fiscal year 2025.

Total other income, net was $700,000 for the three months ending October 31, 2025, compared to total other expense, net of $1.0 million in the same period last year. The $1.7 million gain was driven in part by the positive outcome of a confidential legal settlement in the matter of Oil-Dri Corporation of America vs. Entera Animal Health, et al.

During the first quarter of fiscal 2026, income tax expense was $2.2 million compared to $3.8 million in the prior year. This reduction resulted from discrete items during the current year.

Consolidated net income for the first quarter of fiscal year 2025 was $15.5 million versus $16.4 million in the same period last year. While the year-over-year comparison shows a 6% decrease, the Company’s performance remained very strong.

Cash and cash equivalents for the three month period ending October 31, 2025 totaled $42.4 million compared to $50.5 million at the end of fiscal year 2025. Significant uses of cash during the first quarter of fiscal 2026 include capital investments for manufacturing infrastructure improvements, corporate bonus payments, share repurchases, and dividends.

Product Group Review
The B2B Products Group’s first quarter of fiscal year 2026 revenues were $44.3 million, down 9% from the prior year’s record levels, driven by reduced volumes. Although revenues from fluids purification and animal health products decreased compared to last year’s very strong results, the Company’s agricultural business experienced notable growth. Sales of fluids purification products in the first quarter of fiscal 2026 were $26.7 million, a 13% reduction from the prior year. This decline reflects reduced volumes, primarily in renewable diesel filtration products, which were elevated in the first quarter of 2025 as new plants were coming online in
North America. The Company successfully serviced last year’s new pipeline of business and has maintained significant sales since then with its reliable products and robust operational capabilities. Revenues from Oil-Dri’s animal health business, Amlan International, were $4.7 million for the first quarter of fiscal year 2026, down 25% year-over-year, due to lower demand. Topline growth of 12% was reported by the Company’s agricultural business, which achieved record sales of $12.9 million during the first quarter of fiscal year 2026. This improvement was generated by elevated demand for Oil-Dri’s premium agricultural product, Verge, and from higher prices.

First quarter of fiscal year 2026 SG&A costs within the B2B Products Group declined by $400,000, or 8%, compared to the same period last year. This decrease was primarily driven by a foreign value-added tax (“VAT”) assessment recognized in the first quarter of fiscal year 2025.

Operating income for the B2B Products Group was $13.6 million in the first quarter of fiscal year 2026 compared to $17.1 million in the same period of fiscal year 2025, reflecting a decrease of 20%.

The R&W Products Group’s first quarter of fiscal year 2026 revenues were $76.2 million, a 4% decrease from the prior year’s record setting results, driven by a decline in volume. Lower sales of domestic cat litter and industrial and sports products were partially offset by higher revenues from the Company’s co-packaging cat litter business. Domestic cat litter sales, excluding the co-packaging cat litter business, were $56.2 million for the first quarter of fiscal year 2026. This performance, while still very strong, represents a 6% decline compared to last year’s robust sales. Prior year’s results included high demand tied to a large promotion at a key account and private label distribution that was lost in the second quarter of fiscal year 2025. In addition, Oil-Dri believes that domestic cat litter volumes for the current year were adversely affected by heightened promotional efforts from competitors. Although Oil-Dri’s domestic cat litter sales were soft on a year-over-year basis, the lightweight cat litter segment continued to outperform the overall cat litter category during the 13-week period ending November 1, 20251, a trend the Company views as critical for advancing its branded and private label lightweight offerings. Improvement in the lightweight cat litter segment was reflected in the topline growth of Oil-Dri’s EPA-approved Cat’s Pride Antibacterial Clumping Litter, which increased by 32% in the first quarter of fiscal year 2026 compared to the prior year. Co-packaged coarse cat litter also rose by 8% during the current quarter over last year, primarily driven by higher volumes. Sales of domestic industrial and sports products were $10.9 million in the first quarter of fiscal 2026, a 1% decrease from the prior year. The Company’s Canadian subsidiary, which sells both cat litter and industrial floor absorbents, reported relatively flat sales for the three months ending October 31, 2025 compared to the same period last year.

During the first quarter of fiscal 2026, SG&A expenses within the R&W Products Group decreased by $500,000, or 8% less than the prior year. This reduction was primarily due to lower bad debt expense.

Operating income for the R&W Products Group was $12.4 million in the first quarter of fiscal year 2026, down 7% from the prior year. Although operating income for this segment declined year-over-year, it surpassed the previous three quarters and represents the second-highest result in the R&W segment’s history.

The Company will host its first quarter of fiscal year 2026 earnings discussion and its 2025 Annual Meeting of Stockholders virtually via a live webcast on Tuesday, December 9, 2025 at 9:30 a.m. Central Time. Participation details are available on the Company’s website’s Events page.
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“Oil-Dri”, “Amlan”, “Verge”, and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America and its subsidiaries.

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ending November 1, 2025, for the U.S. xAOC+Pet Supers market. Copyright © 2025 NielsenIQ.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts, assumptions and projections about future events, our future performance, the future of our business, our plans and strategies, projections, anticipated trends, the economy and other future developments and their potential effects on us. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and variations of such words and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements, including, but not limited to, those described in our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), we provide certain non-GAAP financial measures in this press release as supplemental financial metrics. In particular, EBITDA is a non-GAAP financial measure provided herein. We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

The non-GAAP financial measures we use may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared and reported in accordance with GAAP. We believe that certain non-GAAP measures may be helpful to investors and others in understanding and evaluating our operating results, and we urge investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included in this release, and not to rely on any single financial measure to evaluate our business.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Three Months Ended October 31,
	2025	% of Sales	2024	% of Sales
Net Sales	$120,486	100.0%	$127,945	100.0%
Cost of Goods Sold	(84,991)	(70.5)%	(87,165)	(68.1)%
Gross Profit	35,495	29.5%	40,780	31.9%
Selling, General and Administrative Expenses	(18,541)	(15.4)%	(19,590)	(15.3)%
Income from Operations	16,954	14.1%	21,190	16.6%
Other Income (Expense), Net	720	0.6%	(988)	(0.8)%
Income Before Income Taxes	17,674	14.7%	20,202	15.8%
Income Taxes Expense	(2,218)	(1.8)%	(3,826)	(3.0)%
Net Income	15,456	12.8%	16,376	12.8%

Net Income Per Share: Basic Common	$1.14		$1.21
Basic Class B	$0.86		$0.91
Diluted Common	$1.06		$1.13
Diluted Class B	$0.86		$0.91
Avg Shares Outstanding: Basic Common	9,919		9,844
Basic Class B	4,008		3,967
Diluted Common	13,927		13,811
Diluted Class B	4,008		3,967

Note all prior period share and per-share data has been updated to reflect the 2-for-1 stock-split in January 2025.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of October 31,	As of July 31,
	2025	2025
Current Assets
Cash and Cash Equivalents	$42,384	$50,458
Accounts Receivable, Net	66,469	69,370
Inventories, Net	56,645	51,594
Prepaid Expenses and Other Assets	4,578	5,961
Total Current Assets	170,076	177,383
Property, Plant and Equipment, Net	148,680	149,704
Other Assets	61,967	64,590
Total Assets	$380,723	$391,677

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	13,945	16,808
Dividends Payable	2,434	2,444
Other Current Liabilities	33,507	48,935
Total Current Liabilities	50,886	69,187
Noncurrent Liabilities
Long-term debt	38,827	38,817
Other Noncurrent Liabilities	24,483	24,613
Total Noncurrent Liabilities	63,310	63,430
Stockholders' Equity	266,527	259,060
Total Liabilities and Stockholders' Equity	$380,723	$391,677

Book Value Per Share Outstanding	$19.14	$18.76

Note all prior period share and per-share data has been updated to reflect the 2-for-1 stock-split in January 2025.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Three Months Ended
	October 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$15,456	$16,376
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	5,805	5,381
Decrease (Increase) in Accounts Receivable	3,077	(9,020)
Increase in Inventories	(5,082)	(2,033)
Decrease in Prepaid Expenses	1,387	2,228
Increase in Accounts Payable	296	1,889
Decrease in Accrued Expenses	(13,828)	(6,117)
Other	3,238	2,215
Total Adjustments	(5,107)	(5,457)
Net Cash Provided by Operating Activities	10,349	10,919

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(9,066)	(12,817)
Net Cash Used in Investing Activities	(9,066)	(12,817)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Revolving Credit Facility	—	(5,000)
Dividends Paid	(2,444)	(2,096)
Purchases of Treasury Stock	(6,960)	(1,984)
Net Cash Used In Financing Activities	(9,404)	(9,080)

Effect of exchange rate changes on Cash and Cash Equivalents	47	3

Net Decrease in Cash and Cash Equivalents	(8,074)	(10,975)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	50,458	24,481
Cash, Cash Equivalents and Restricted Cash, End of Period	$42,384	$13,506

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	First Quarter
	Ended October 31,
	2025	2024
GAAP: Net Income	$15,456	$16,376
Depreciation and Amortization	$5,805	$5,381
Interest Expense	$556	$734
Interest Income	$(394)	$(150)
Income Tax Expense	$2,218	$3,826
EBITDA	$23,641	$26,167